EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-49577 on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 33-52759 on Form S-3 of our reports dated February 27, 2006, relating to the financial statements (and with respect to the report on those financial statements, expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of new accounting pronouncements in 2003 and 2004) and financial statement schedule of AEP Texas Central Company and subsidiary appearing in and incorporated by reference in the Annual Report on Form 10-K of AEP Texas Central Company and subsidiary for the year ended December 31, 2005.

/s/ Deloitte & Touche

Columbus, Ohio
February 28, 2006